Exhibit 1.3

ORIX CORPORATION SHARES, ETC. HANDLING REGULATIONS

Chapter I. General Provisions

Article 1.1 (Purpose)

The procedures for handling Company shares and stock acquisition rights including procedures for exercising shareholder’s rights shall, pursuant to the Articles of Incorporation, be governed by this “Shares, etc. Handling Regulations” (“Regulation”) as well as the provisions of The Japan Securities Depositary Center, Inc. (hereinafter referred to as “JASDEC”) and those of account management institutions such as securities companies, banks or trust banks at which shareholders of the Company have their transfer accounts (hereinafter referred to as the “Securities Companies”).

Articles 1.2 (Principal Department, Amendment/Repeal)

The principal department in charge of this Regulation shall be the “Group Corporate Administration Department of ORIX Corporation.”

2. Subject to regulations, the amendment/repeal of this Regulation shall first be proposed by the director of the principal department in charge of this Regulation, reviewed by an executive officer in charge of regulations reviewing department, and then submitted for approval to “Executive Committee.” Provided, however, that the director of the principal department in charge of this Regulation may make a final decision upon review of the executive officer in charge of regulations reviewing department when any minor revisions hereof are made.

Articles 1.3 (Scope of Application)

These Regulations shall apply to the entire company, Shareholders and their agents.

Articles 1.4 (Administrator of the Register of Shareholders)

The Administrator of the Register of Shareholders and the Handling Office of such Administrator shall be as follows:

(1)	Administrator of the Register of Shareholders:

Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(2)	Handling Office:

Corporate Agency Department of Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Chapter II. Recordation on Register of Shareholders, etc.

Article 2.1 (Recordation on the Register of Shareholders)

Change to the matters recorded in the Register of Shareholders shall be made upon notification from JASDEC such as “Notification of All Shareholders” (Sokabunushi-tsuchi) (excluding notification provided in Article 154 Paragraph 3 of the Law on Transfer of Bonds and Shares, Etc. (the “Transfer Law”) (hereinafter referred to as the “Notification of Individual Shareholder”)).

2. In addition to the preceding paragraph, changes to matters recorded in the Register of Shareholders shall be made without notification from JASDEC if the Company is issuing new shares or otherwise as specified by laws or ordinances.

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3. The Register of Shareholders shall be recorded in the characters and symbols designated by JASDEC.

Article 2.2 (Notifications Related to Matters to be Stated in the Register of Shareholders)

Shareholders and registered share pledgees (hereinafter referred to as “Shareholders”) shall notify the Company of their names and addresses through the Securities Companies and JASDEC, as required by JASDEC. The same shall apply to any changes thereof.

Article 2.3 (Representative of Corporate Shareholders)

In the event that a Shareholder is a corporation, such corporation shall notify the Company of one (1) representative through the Securities Companies and JASDEC, as required by the JASDEC. The same shall apply to any changes to such representative.

Article 2.4 (Representative of Joint Shareholders)

Shareholders who jointly own shares shall appoint one (1) representative and notify the Company of the name and address of such representative through the Securities Companies and JASDEC, as required by JASDEC. The same shall apply to the any changes to such representative.

Article 2.5 (Legal Representatives)

Legal Representatives of Shareholders such as persons having parental authority or guardians shall notify the Company of their names and addresses through the Securities Companies and JASDEC, as required by JASDEC. The same shall apply to any changes to or any discharges to such Legal Representatives.

Article 2.6 (Notifications of Mailing Addresses for Receipt of Notices by Shareholder Residing in Foreign Countries, Etc.)

Shareholders or their Legal Representatives residing in foreign countries shall appoint a Standing Proxy who is resident in Japan or designate a mailing address in Japan to receive notices. Such shareholders or their Legal Representatives shall notify the Company of the names and addresses of the Standing Proxy or the mailing address for receipt of notices through the Securities Companies and JASDEC, as required by JASDEC. The same shall apply to any changes to or any discharges to such Standing Proxy or mailing address.

Article 2.7 (Other Notifications)

The Handling Office of Administrator of the Register of Shareholders as provided in Article 1.4 shall be notified of any notifications unable to be accepted or liaised by the Securities Companies or JASDEC.

Article 2.8 (Verification Method through JASDEC)

In the event that notification from Shareholders, Legal Representatives of Shareholders, and Standing Proxy of Shareholders to the Company is made through the Securities Companies and JASDEC, such notification shall be deemed to be made from respective parties and principals who originally made the notification.

Article 2.9 (Entry to or Recordation on Register of Stock Acquisition Rights)

A request for entry to or recordation on the Register of Stock Acquisition Rights (including registration, transfer or deletion of the pledge, and indication or deletion of trust asset for Stock Acquisition Rights) shall be submitted to the Administrator of the Register of Shareholders.

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2. In addition to the preceding paragraph, handling of Stock Acquisition Rights may be provided separately.

Article 2.10 (Notification Method for Stock Acquisition Rights Holder, Etc.)

With regard to the matters to be notified and notification method for entry to or recordation on Register of Stock Acquisition Rights, the provisions of Article 2.2 through Article 2.6 shall be applied mutatis mutandis. Provided, however, that unless otherwise separately provided under the paragraph 2 of the preceding Article, notifications shall be made to the attention of the Administrator of the Register of Shareholders.

Chapter III. Shareholder Verification

Article 3.1 (Shareholder Verification)

In the event that a Shareholder (including a shareholder who has made a Notification of Individual Shareholder) makes a request or exercises any other shareholder’s right (hereinafter referred to as “Request”), such Shareholder shall attach or submit proof that such Request was made by such Shareholder (hereinafter referred to as “Proof”). Provided, however, that in the event the Company is able to verify on its own that the Request was made by such Shareholder, no attachment or submission thereof shall be required.

2. In the event that the Request from a Shareholder to the Company was made through the Securities Companies and JASDEC, such Request may be deemed to be made by the Shareholder making the Request. In such case, no Proof may be required.

3. In the event that the Request is made by an agent for a Shareholder, a power of attorney to which the relevant Shareholder signs or affixes his/her name and seal as well as documents to establish the genuineness of such power of attorney shall be attached in addition to following certain procedures provided in the preceding two (2) paragraphs. Such power of attorney shall include the agent’s name and address.

4. The provisions in paragraphs 1 and 2 above shall apply to an agent of a Shareholder.

Chapter IV. Procedures for Exercising Shareholder’s Right

Article 4.1 (Minority Shareholder’s Right, Etc.)

If Among the Request, a Shareholder exercises the Minority Shareholders’ Right, Etc., as defined in Article 147, Paragraph 4 of the Transfer Law directly against the Company, a document to which such Shareholder signs or affixes his/her name and seal shall be submitted with a notice of receipt of the Notice of Individual Shareholder.

Article 4.2 (Submission of Materials Upon Request)

Upon Requests made by Shareholders, the Company may require such Shareholders to submit any necessary materials for the Company to confirm its legality or any other necessary matters, or any materials necessary for share transfer procedures.

Article 4.3 (Entry of Agenda Proposed by Shareholders to the Reference Documents for the General Meeting of Shareholders)

Pursuant to the provision of Article 93, Paragraph 1 of the Enforcement Rules of the Company Law, when shareholders propose the agenda of the General Meeting of Shareholders, the volume designated by the Company shall be as follows:

(1)	For the reason for such proposal, no more than 400 characters per agenda.

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(2)	For proposed agenda regarding election of directors which should be contained in the reference documents for the General Meeting of Shareholders, no more than 400 characters per candidate.

2. When the number of characters provided for in the preceding paragraphs exceeds 400 characters, the Company, at its discretion, may summarize within 400 characters after clearly indicating that the Company is providing a summary.

Article 4.4 (Method for Request of Purchase of Shares Less Than One Unit)

In the event that a shareholder who holds shares less than one Unit requests the Company to purchase such shares, such request shall be made through the Securities Companies and JASDEC, as required by JASDEC, and an application for transfer, with the payment date of the purchase price subject to such purchase request being the transfer date of shares to be transferred subject to such purchase request, shall be made concurrently with such purchase request.

Article 4.5 (Determination of Purchase Price)

The purchase price per share subject to the purchase request in the preceding Article shall be the closing price of the Company shares at an auction market held by the Tokyo Stock Exchange on the day which the purchase request reaches the Handling Office of Administrator of the Register of Shareholders. Provided, however, that if no trading of the Company shares takes place on such day or the day falls on a holiday of such stock exchange, the purchase price shall be the price at which the Company shares are first traded subsequent to such day.

2. The purchase price shall be the amount equal to the purchase price per share pursuant to the preceding paragraph multiplied by the number of shares subject to the purchase request.

Article 4.6 (Payment of Purchase Price)

Unless otherwise provided separately by the Company, the Company shall pay the purchase price to the applicant on the fourth (4th) business day immediately following the day on which the purchase price is determined, as required by JASDEC. Provided, however, that when such purchase price includes rights for dividends on retained earnings or share splits and the like, the purchase price shall be paid on or prior to the record date.

Article 4.7 (Transfer of Shares Purchased)

Shares less than one Unit for which a purchase request by the Company has been made shall be transferred to the transfer account of the Company on a day on which payment of the purchase price or procedures for payment is completed pursuant to the preceding Article.

Article 4.8 (Exceptional Rules for Foreign Currency Bonds subject to Requests for Purchase of Shares Less than One Unit)

Handling of requests to purchase shares less than one Unit issued upon the exercise of stock acquisition rights in relation to bonds with stock acquisition rights (including former convertible bond prior to the amendment by Law No. 128 of 2001) issued by the Company outside of Japan, shall be governed by the provisions of the relevant agreement relating to the issuance of the relevant bonds, if separately prescribed in such agreement, to the extent so provided.

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2. Handling of requests to purchase shares less than one Unit issued upon the exercise of stock acquisition rights issued by the Company outside of Japan, shall be governed by the provisions of the relevant agreement relating to the issuance of the relevant stock acquisition rights, if expressly prescribed in such agreement, to the extent so provided.

Article 4.9 (Method for Request of Sale of Shares Less than One Unit)

When a shareholder who holds shares less than one Unit requests the Company to sell the number of shares which would make one Unit by combining with the shares less than one Unit held by such shareholder (hereinafter referred to as the “Request for Sale”), such Request for Sale shall be made through the Securities Companies and JASDEC, as required by JASDEC.

Article 4.10 (Request for Sale Exceeding Number of Treasury Shares)

In the event that the total number of shares for which Requests for Sale were made on the same day in unclear order exceeds the number of treasury shares of the Company to be transferred, all Request for Sale made on that day shall have no effect.

Article 4.11 (Effective Date of the Request for Sale)

The Request for Sale shall take effect when the request reaches the Handling Office of Administrator of the Register of Shareholders.

Article 4.12 (Determination of Sale Price)

The sale price per share shall be the closing price of the Company shares at an auction market held by the Tokyo Stock Exchange on the effective date of the Request for Sale. Provided, however, that if no trading of the Company shares takes place on such day or the day falls on a holiday of such stock exchange, the sale price shall be the price at which the Company shares are first traded subsequent to such day.

2. The sale price shall be the amount equal to the sale price per share pursuant to the preceding paragraph multiplied by the number of shares subject to the Request for Sale.

Article 4.13 (Transfer of Shares Sold)

Transfer of treasury shares equivalent to the number of shares for which a Request for Sale has been made to the transfer account of the shareholder who made such Request for Sale shall be applied for on the day when the payment by the shareholder of the amount of the sale price to the bank account designated by the Company, as required by JASDEC, has been confirmed through the Securities Companies.

Article 4.14 (Suspension Term of Acceptance of Request for Sale)

The Company shall suspend acceptance of any Request for Sale for the period between the date that is ten (10) business days prior to each of the following dates of each year to each of the following dates:

(1)	March 31;

(2)	June 30;

(3)	September 30;

(4)	December 31; and

(5)	Other dates such as “shareholders fix dates” (Kabunushi-kakutei-bi) as designated by JASDEC.

2. Notwithstanding the preceding paragraph, the Company may suspend acceptance of a Request for Sale as it deems necessary.

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Article 4.15 (Exceptional Rules for Foreign Currency Bonds subject to Requests for Sale of Shares Less than One Unit)

The provisions of Article 4.8 shall be applied mutatis mutandis to sales of shares less than one Unit.

Chapter V. Exception for Special Account

Article 5.1 (Exception for Special Accounts)

Handling of special accounts including identity verification of Shareholders with special accounts shall be governed by the provisions of the account management institutions of such special accounts as well as those of JASDEC.

Chapter VI. Commission

Article 6.1 (Commissions)

There shall be no commission charged with respect to the handling of the Company shares.

2. Notwithstanding the preceding paragraph, commission which Shareholders will pay or have paid to the Securities Companies and JASDEC shall be borne by the shareholders.

Chapter VII. Miscellaneous Provisions

Article 7.1 (Justifiable Reason in Relation to Notification of All Shareholders)

The Company may request Notification of All Shareholders from JASDEC for the following or other justifiable reasons:

(1)	if the board of directors or an executive officer authorized to decide matters relating to the execution of business determines the necessity of a notification to current holders of shares;

(2)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines that the current holders of shares should be reflected on the Register of Shareholders;

(3)

if the procedures for confirming the intention of Shareholders, (including those who are entitled to exercise their voting rights and other rights as shareholders and other related parties; the same shall apply hereinafter through Article 7.1, Paragraph 6 and Article 7.2, Paragraph 1 to 3) are taken;

(4)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information to ensure smooth communication with Shareholders and smooth implementations of other IR activities;

(5)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information upon acknowledgement of the possibility of a Request;

(6)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information in connection with submissions or non-submissions of large volume holding reports as provided in Article 27-23 of the Financial Instruments and Exchange Law (including a Change Report as provided in Article 27-25) (such large volume holding reports hereinafter referred to as “LVHR”), TOB notification as provided in Article 27-3 (including Correction Report as provided in Article 27-8) (hereinafter referred to as “TOB Notification”), or reports provided in Article 163 (hereinafter referred to as “Sale and Purchase Report”), or any other procedures or action taken pursuant to any laws or regulations; and

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(7)

In addition to the preceding paragraphs (1) through (6), if the board of directors or an executive officer authorized to decide on matters relating to the execution of business reasonably determines the necessity of a Notification on a case-by-case basis.

Article 7.2 (Justifiable Reason for Information Provision Request)

The Company may make a request as provided in Article 277 of Transfer Law to Securities Companies or JASDEC for the following or other justifiable reasons:

(1)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information to ensure smooth communication with Shareholders and smooth implementations of other IR activities;

(2)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information upon acknowledgement of the possibility of a Request;

(3)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information in connection with submissions or nonsubmissions of the LVHR, TOB Notification, or Sale and Purchase Report or any other procedures or actions taken pursuant to any laws or regulations; and

(4)

In addition to the preceding paragraphs (1) through (3), if the board of directors or an executive officer authorized to decide on matters relating to the execution of business reasonably determines the necessity of a provision request on a case-by-case basis.

SUPPLEMENTARY PROVISIONS

Article 1. (Effective Date)

This regulation takes effect on March 6, 1995.

Regulation History

Effective Date
Established:	March 6, 1995
1st Amendment:	December 1, 1999
2nd Amendment:	November 30, 2001
3rd Amendment:	January 15, 2002
4th Amendment:	April 1, 2003
5th Amendment:	June 25, 2003
6th Amendment:	June 23, 2004
7th Amendment:	April 26, 2005
8th Amendment:	October 1, 2005
9th Amendment:	December 1, 2005
10th Amendment:	June 20, 2006
11th Amendment:	January 5, 2009
12th Amendment:	March 1, 2010
13th Amendment:	November 22, 2011
14th Amendment:	July 17, 2012
15th Amendment:	October 7, 2013
16th Amendment:	June 23, 2015
17th Amendment:	May 27, 2016
18th Amendment:	July 1, 2019

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